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                                                             EXHIBIT 99(i)

        AMENDMENT effective as of January 1, 1997, to the Joint Venture Agreement dated as of March 10, 1988 (the "Agreement") between ML/EQ Real Estate Portfolio, L.P. (the "Managing Venturer") and EREIM LP Associates (the "Equitable Venturer").

        WHEREAS, the Managing Venturer and the Equitable Venturer (together, the "Venturers") entered into the Agreement forming a joint venture (the "Joint Venture") under the laws of the State of New York for the purposes specified therein and to define the respective rights, interests and obligations of the Venturers; and

        WHEREAS, the Venturers now desire to amend certain provisions of the Agreement as set forth herein;

        NOW, THEREFORE, the Venturers agree as follows:

        1. Terms defined in the Agreement and not defined herein shall have the meanings assigned to them in the Agreement.

        2. Defined Terms. The following defined terms shall be added to Article One of the Agreement:

        a. "Accrual Date" means, for purposes of the distribution of Sale or Financing Proceeds to the Managing Venturer pursuant to Section 4.2A(vii), each closing date of a purchase of BACs by BAC Holders or limited partners in the Managing Venturer.


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         b.  "Adjusted Capital Contributions" means for each Fiscal Period, an amount equal to the aggregate capital contributions made to the Managing Venturer by the BAC Holders or limited partners in the Managing Venturer, as reduced (but not below zero) by an amount equal to all distributions made by the Managing Venturer to the BAC Holders and limited partners therein as a class out of Sale or Financing Proceeds; provided, however, that capital contributions shall not be reduced by the portion of Sale or Financing Proceeds from a Zero
Note in an amount equal to the lesser of (A) the accreted amount of the Zero Note (in excess of the price at which the Zero Note was acquired by the Venture) through the date of the Sale or Financing less 10% of the accreted amount on the date the Zero Note was acquired by the Venture or (B) the unpaid Minimum Return (as defined in the Guaranty Agreement) on the date of Sale or Financing.

         c. "Guaranty Proceeds" means all cash receipts of the Managing Venturer attributable to the Guaranty Agreement, including, without limitation, payments received under paragraph 3 of the Guaranty Agreement.

         d.  "Minimum Rate" means 9-3/4%.

     3. Distributions of Sale or Financing Proceeds; Distributions on Liquidation. Section 4.2 of the Agreement is hereby amended as follows:

         a. Section 4.2 (A)(vii) of the Agreement is hereby amended and restated in its entirety as follows:

         "(vii) Seventh, the balance of Sale or Financing


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Proceeds remaining after such loans are repaid in full shall be distributed to the Venturers in accordance with their respective Percentage Interests in the Venture; provided, however, that distributions to the Equitable Venturer under this Section 4.2A(vii) shall be deferred, without interest, in any Fiscal Six-Month Period to the extent necessary to enable the Managing Venturer to receive (x) distributions of Sale or Financing Proceeds in a cumulative amount (taking into account all prior distributions of Sale or Financing Proceeds) equal to the capital contributions made to the Managing Venturer by the BAC Holders or limited partners therein reduced (but not below zero) by all Guaranty Proceeds, and (y) a further amount which, when added to all Guaranty Proceeds (excluding Guaranty Proceeds taken into account under the preceding clause (x)) and all amounts distributed (taking into account all prior distributions) to the Managing Venturer pursuant to Sections 4.1(vii), 4.2A(vii) (other than clause (x) hereof) and 4.2B(vii), equals a simple annual return at the Minimum Rate multiplied by the Adjusted Capital Contributions from each Accrual Date through the earlier of the close of the Fiscal Period in respect of which the distribution is being made or the sale, retirement or other disposition of all the Mortgage Loans and Properties or the Liquidation of the Venture other than pursuant to Section 708(b)(1)(B) of the Code. Any distributions so deferred shall be paid to the Equitable Venturer, prior to any further distributions of Sale or Financing Proceeds to the Managing Venturer, in each subsequent Fiscal Six-Month Period (if any) in which there are Sale or Financing


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Proceeds remaining for distribution under this Section 4.2A(vii) after the
Managing Venturer has received the amounts determined under the preceding clauses (x) and (y)."

         b. Section 4.2B(vii) shall be renumber as (viii), the word "Seventh" in said subparagraph shall be deleted and replaced with the word "Eighth", and a new subparagraph (vii) shall be inserted after subparagraph (vi), as follows:

         "(vii) Seventh, to the Equitable Venturer to the extent of any Sale or Financing Proceeds that have been deferred under Section 4.2A(vii) and remain unpaid; and"

     4. Taxable Income and Tax Loss. Section 4.3 of the Agreement is hereby amended as follows:

         a. The first sentence of Section 4.3B shall be revised to read as follows:

         "Except as provided in Sections 4.3F, 4.3G and 4.3H, all Taxable
Income for a fiscal year not arising from a Sale or Financing shall be allocated to each Venturer, to the extent of and in proportion to the amounts of Net Distributable Cash distributed to them for such year, including amounts distributed under Section 4.2B(vii)."

         b.  Section 4.3D of the Agreement is hereby amended as follows:

         (1) A new subparagraph (ii) shall be inserted after subparagraph (i), as follows:

         "(ii) Second, to each Venturer which either received or


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is to receive, under Sections 3.2A(vii) or 4.2B(vii), a distribution of the related Sale or Financing Proceeds (if any), in proportion to and up to the amount of such distribution:"

        (2) Subparagraphs (ii) and (iii) shall be renumbered as (iii) and (iv), respectively, and the words "Second" and "Third", respectively, in said subparagraphs shall be revised to be "Third" and "Fourth", respectively.

        Except as herein provided, the Agreement shall continue in full force and effect.

        IN WITNESS WHEREOF, the Venturers have executed this Amendment this 31st day of December, 1996, effective as of the date first above written.

                        ML/EQ REAL ESTATE PORTFOLIO, L.P.

                        By:  EREIM MANAGERS CORP.,
                             the Managing General Partner


                        By:
                            --------------------------------


                        EREIM LP ASSOCIATES

                        By:  THE EQUITABLE LIFE ASSURANCE
                             SOCIETY OF THE UNITED STATES,
                             a Partner

                        By:
                             ---------------------------------

                        By:  EREIM LP CORP., a Partner

                        By:
                             ---------------------------------


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